Exhibit 10.9

MICROSOFT CORPORATION

STOCK AWARD AGREEMENT

(Granted Under The Microsoft Corporation 1999 Stock Plan for Non-Employee Directors)

Award Number Number

1. Award of Stock Awards.  Microsoft Corporation (hereinafter the “Company”), in the exercise of its sole discretion pursuant to the Microsoft Corporation 1999 Stock Plan for Non-Employee Directors (the “Plan”), does as of                  (the “Award Date”) hereby award to Name (the “Awardee”) Number (Number) Stock Awards (“SAs”) upon the terms and subject to the conditions hereinafter contained. SAs represent the Company’s unfunded and unsecured promise to issue Shares at a future date, subject to the terms of this Award Agreement and the Plan. Awardee has no rights under the SAs other than the rights of a general unsecured creditor of the Company.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

2. Vesting Schedule and Conversion of SAs.  Subject to the terms of this Award Agreement and the Plan and provided that Awardee continues to serve as a director of the Company throughout the vesting periods set out below, the SAs shall vest and be converted into an equivalent number of Shares that will be distributed to the Awardee as follows; provided that fractional SAs shall be converted into Shares as set out in Section 4(c) of this Award Agreement:

Vesting Date	Percentage of SAs
One (1) year from the Award Date	20%
Two (2) years from the Award Date	20%
Three (3) years from the Award Date	20%
Four (4) years from the Award Date	20%
Five (5) years from the Award Date	20%

The Change in Control provisions in Section 9 of the Plan shall, in appropriate circumstances, modify the application of the vesting provisions above.

3. Termination of Awardee’s Status as a Director.  In the event of termination of Awardee’s status as a director of the Company, Awardee’s rights under this Award Agreement in any unvested SAs shall terminate.

4. Conversion of SAs to Shares; Responsibility for Taxes.

(a) Provided Awardee has satisfied the requirements of Section 4(b) below, on the vesting of any SAs, such vested SAs shall be converted into an equivalent number of Shares that will be distributed to Awardee or, in the event of Awardee’s death, to Awardee’s legal representative, as soon as practicable. An Awardee’s rights with respect to the SAs issued under this Award Agreement shall terminate at the time such SAs are converted into Shares. The distribution to the Awardee of Shares in respect of the vested SAs shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company. In the event ownership or issuance of Shares is not feasible due to applicable exchange controls, securities regulations, tax laws or other provisions of applicable law, as determined by the Company in its sole discretion, Awardee shall receive cash proceeds in an amount equal to the value of the Shares otherwise distributable to Awardee, net of the satisfaction of the requirements of Section 4(b) below.

(b) Prior to the issuance of Common Shares upon vesting of SAs or the receipt of an equivalent cash payment as provided in Section 4(a) above, Awardee shall pay, or make adequate arrangements satisfactory to the Company to satisfy any withholding obligations of the Company. Except where applicable legal or regulatory provisions prohibit, the standard process for the payment of an Awardee’s withholding obligations shall be for the Company to withhold in Common Shares only to the amount of shares necessary to satisfy the minimum withholding amount.

(c) In lieu of issuing fractional Shares, on the vesting of a fraction of a SA, the Company shall convert any such fraction of a SA which represents 0.5 or more of a SA to one Common Share and shall extinguish any such fraction of a SA which represents less than 0.5 of a SA without issuing any Shares.

(d) Until the distribution to Awardee of the Shares in respect to the vested SAs is evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the vesting of SAs. The Company shall cause such distribution to Awardee to occur promptly upon the vesting of SAs. No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the Shares, except as provided in Section 12 of the Plan.

5. Non-Transferability of SAs.  Awardee’s right in the SAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the distribution of the Shares in respect of such SAs. SAs shall not be subject to execution, attachment or other process.

6. Agreements of Awardee.  In accepting the Award, Awardee agrees to continue to serve as a director of the Company during the term for which he or she was elected. By accepting the Award of SAs evidenced by this Award Agreement, Awardee agrees not to sell any of the Shares received on account of vested SAs at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply so long as Awardee is a director of the Company.

7. Plan Governs.  Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms and conditions of the Plan.

8. Governing Law.  This Award Agreement shall be governed by the laws of the State of Washington, U.S.A., without regard to Washington laws that might cause other law to govern under applicable principles of conflicts of law. For purposes of litigating any dispute that arises under this Award of SAs or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation shall be conducted in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, and no other courts, where this Award of SAs is made and/or to be performed.

9. Complete Award Agreement; Severability.  This Award Agreement and the Plan constitute the entire agreement between Awardee and the Company regarding SAs. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan

EXECUTED at Redmond, Washington on [date]

MICROSOFT CORPORATION

Ken DiPietro,

Vice President, Human Resources

AWARDEE’S ACCEPTANCE:

I have read and fully understood this Award Agreement and accept and agree to the terms and conditions contained in this Award Agreement and the Plan.

By

Name

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